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                                                                   EXHIBIT 14(e)



                                 RULE 18f-3 PLAN
                              JANUS INVESTMENT FUND

         This Rule 18f-3 Plan ("Plan") is adopted by Janus Investment Fund ("JIF") with respect to Investor Shares and Institutional Shares (each a "Class") of Janus Mid Cap Value Fund and Janus Small Cap Value Fund (each a "Fund") of JIF in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940 (the "Act").

         1. Features of the Classes. Each Fund may issue its shares of beneficial interest in two Classes: the "Investor Shares" and "Institutional Shares." Both Classes are sold at net asset value and are not subject to an initial sales charge or a contingent deferred sales charge. Investor Shares are subject to the minimum purchase requirements set forth in the Investor Shares' prospectus and Institutional Shares are subject to the minimum purchase requirements set forth in the Institutional Shares prospectus. Class Expenses, as defined in Section 2 below relating to each Class of each Fund, are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, Investor Shares and Institutional Shares shall have the features described in Sections 2 and 3 below.

         2. Class Expenses. Expenses incurred by JIF that are chargeable to a specific Class ("Class Expenses") include expenses (not including advisory or custodial fees or other expenses related to the management of a Fund's assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include: (i) expenses related to

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preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class; (ii) Blue Sky fees incurred with respect to a specific Class; (iii) administrative, subaccounting and transfer agency expenses in connection with the shareholders investing in a specific Class; (v) litigation or other legal expenses relating to a specific Class; (vi) fees or expenses of the Trustees of JIF who are not interested persons of Janus Capital Management LLC ("Independent Trustees"), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (vii) auditing and consulting expenses relating to a specific Class; and (viii) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of JIF and the Independent Trustees.

         3. Differences in Class Expenses. The differences in the Class Expenses payable by each Class pursuant to this Plan are due to the differing levels of services provided or procured by JIF to investors eligible to purchase shares of each Class and to the differing levels of expenses expected to be incurred with respect to each Class.

         4. Exchange Privilege. The exchange privilege offered by each Fund provides that Institutional Shares of a Fund may be exchanged only for Institutional Shares of another Fund. Investor Shares of a Fund may be exchanged for Investor Shares of another Fund or for shares of series of JIF that offer only one class of shares.

         5. Effective Date. This Plan was adopted as of March 21, 2003, pursuant to determinations made by the Trustees of JIF, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Investor Shares and Institutional Shares individually and each Fund


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and JIF as a whole. This Plan will continue in effect until terminated in accordance with Section 8.

         6. Independent Trustees. While the Plan is in effect, a majority of the Trustees of JIF shall be Independent Trustees, and such Trustees shall select and nominate any other Independent Trustees. Any person who acts as legal counsel for the Independent Trustees shall be an "independent legal counsel" as defined in the Act and the rules thereunder.

         7. Amendment. Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of JIF, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Fund and JIF as a whole.

         8. Termination. This Plan may be terminated by the Trustees without penalty at any time.


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